As filed with the Securities and Exchange Commission on August 4, 2021

Registration No. 333‑226448
Registration No. 333-166594
Registration No. 333-166577
Registration No. 33-41604
Registration No. 33-25581

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-226448
Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-166594
Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-166577
Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 33-41604
Post-Effective Amendment No. 2 to Form S–8 Registration Statement No. 33-25581

UNDER
THE SECURITIES ACT OF 1933

WEINGARTEN REALTY INVESTORS
(Exact name of registrant as specified in its charter)

Texas	74-1464203
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2600 Citadel Plaza Drive, Suite 125
Houston, Texas 77008
(713) 866-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Weingarten Realty Investors Amended and Restated 2010 Long-Term Incentive Plan (as amended)
Weingarten Realty Investors 1999 Employee Share Purchase Plan
Savings and Investment Plan for Employees of Weingarten Realty
(Full titles of the plans)

Conor C. Flynn
Bruce Rubenstein, Esq.
Kimco Realty Corporation
500 North Broadway, Suite 201
Jericho, NY 11753
(516) 869-9000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
David E. Shapiro, Esq.
Steven R. Green, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
(212) 403‑1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”), filed by Weingarten Realty Investors, a Texas real estate investment trust (the “Company”), remove from registration all common shares of beneficial ownership, par value $0.03 per share, of the Company (the “Shares”) registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”) pertaining to the registration of the Shares offered under certain employee benefit and equity plans and agreements.

Registration No.	Date Filed with SEC	Name of Equity Plan or Agreement	Shares
333-226448	July 31, 2018	Weingarten Realty Investors Amended and Restated 2010 Long-Term Incentive Plan (as amended)	1,000,000
333-166594	May 6, 2010	Weingarten Realty Investors Amended and Restated 2010 Long-Term Incentive Plan	3,000,000
333-166577	May 6, 2010	Weingarten Realty Investors 1999 Employee Share Purchase Plan	562,500
33-41604	July 8, 1991	Savings and Investment Plan for Employees of Weingarten Realty	50,000
33-25581	December 1, 1989	Savings and Investment Plan for Employees of Weingarten Realty	10,000

On August 3, 2021, pursuant to the Agreement and Plan of Merger, dated as of April 15, 2021 (the “Merger Agreement”), by and between Kimco Realty Corporation, a Maryland corporation (“Kimco”), and the Company, the Company merged with and into Kimco (the “Merger”), with Kimco surviving the Merger.  As a result of the consummation of the Merger and the other transactions contemplated by the Merger Agreement, the Company has terminated the offerings of the Company’s securities pursuant to the Registration Statements.

In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any Shares which remain unsold at the termination of the offerings, the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jericho, state of New York, on August 4, 2021.  No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933.

KIMCO REALTY CORPORATION (as successor by merger to Weingarten Realty Investors)

By:	/s/ Glenn G. Cohen
Glenn G. Cohen
Chief Financial Officer

[Signature Page to Post-Effective Amendment on Form S-8]